Exhibit 99.3

CONSENT OF BLACKSTONE ADVISORY PARTNERS L.P.

March 9, 2015

Board of Directors

Rock-Tenn Company

504 Thrasher Street

Norcross, GA 30071

We hereby consent to the inclusion of our opinion letter dated January 25, 2015 to the Board of Directors of Rock-Tenn Company (“RockTenn”) as Annex B to the joint proxy statement/prospectus relating to the proposed business combination involving MeadWestvaco Corporation and RockTenn, which joint proxy statement/prospectus forms a part of the registration statement on Form S-4 of Rome-Milan Holdings, Inc. (the “Registration Statement”), and to the references in the Registration Statement to our opinion letter and to our firm under the caption “Summary—The Combination and the Combination Agreement—Opinions of RockTenn’s Financial Advisors,” and in the following sections under the caption “The Adoption of the Combination Agreement”: “Background of the Combination,” “RockTenn’s Reasons for the Combination; Recommendation of the RockTenn Board of Directors” and “Opinions of RockTenn’s Financial Advisors—Blackstone Advisory Partners L.P.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Blackstone Advisory Partners L.P.

BLACKSTONE ADVISORY PARTNERS L.P.